Operating Agreement for Raven Fund I, LLC

A Wyoming Limited Liability Company

This Operating Agreement (the "Agreement") is made effective as of the date of filling with the Wyoming Secretary of State, by and among and those Persons (the “Members”) identified in Exhibit A.

In consideration of the mutual covenants and conditions herein, the Members agree as follows:

ARTICLE I

ORGANIZATION

1.1 Formation and Qualification. The Members hereby organize a limited liability company (the “Company”) pursuant to the provisions under the Wyoming Statutes (Title 17, Chapter 25 - 109) (the "Act") by filing Articles of Organization with the Wyoming Secretary of State.

1.2 Effective Date. The Company shall come into being on, and this Agreement shall take effect from, the date the Certificate of Formation of the Company are filed with the Secretary of State in the state of organization or charter. This agreement supersedes all other agreements written or oral.

1.3 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Wyoming, including the Wyoming Statutes (Title 17, Chapter 25 - 109), (the "Act") as amended from time to time. The rights and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that any provision of this Agreement is inconsistent with any provision of the Act, this Agreement shall govern to the extent permitted by the Act.

1.4 Name. The name of the Company shall be "Raven Fund I, LLC." The business of the Company may be conducted under that name or, on compliance with applicable laws, any other name that the Voting Members deem appropriate or advisable. The Voting Members on behalf of the Company shall file any certificates, articles, fictitious business name statements and the like, and any amendments and supplements thereto, as the voting Members consider appropriate or advisable.

1.5 Term. The term of the Company commenced on the filing of the Articles of Organization and shall be perpetual unless dissolved as provided in this Agreement.

1.6 Office and Agent. The principal office of the Company shall be at such place or places of business within or without the State of Wyoming as the Voting Members may determine. The Company shall continuously maintain a registered agent in the State of Wyoming as required by the Act. The registered agent shall be as stated in the Articles of Organization or as otherwise determined by the Voting Members.

1.7 Purpose of Company. The purpose of the Company shall be to engage in any lawful business that may be engaged in by a limited liability company; as such business activities may be determined by the Member or Members from time to time.

ARTICLE II

MEMBERSHIP INTERESTS, VOTING AND MANAGEMENT

2.1 Initial Members. The initial Members of the Company are the Members who are identified in Exhibit A.

2.2 Classification of Membership Interests. The Company shall issue Class A Voting Capital (“Voting Capital”), to the Voting Members (the “Voting Members”). The Voting Members shall have the right to vote upon all matters upon which Members have the right to vote under the Act or under this Agreement, in proportion to their respective Percentage Voting Interest ("Percentage Voting Interest") in the Company. The Percentage Voting Interest of a Voting Member shall be the percentage that is derived when the Member’s Voting Capital account is divided by the total of all of the Voting Capital accounts.

The Company may issue Class B, Nonvoting Capital (“Nonvoting Capital”). Members may own interests in both Voting Capital and Nonvoting Capital. Members who own interests only in Nonvoting Capital (“Nonvoting Members”) shall have no right to vote upon any matters. Notwithstanding, to the extent otherwise permitted by this agreement, a Nonvoting Member shall have no right to file or participate in a mediation or an arbitration action, and shall be bound by an amendment to this agreement only if he signs such amendment.

2.3 Percentage Ownership and Voting Interests. A Member’s Ownership Interest (“Ownership Interest”) is the total of his interests in Voting Capital and Nonvoting Capital, together with all of the rights, as a Member or Manager of the Company, that arise from such interests. The Percentage Ownership Interest ("Percentage Ownership Interest") of a Member shall be calculated by adding together that Member’s Voting Capital Account and Nonvoting Capital Account, and then dividing this sum by the total of all of the Member’s Voting Capital and Nonvoting Capital Accounts.

The Members shall have the initial Ownership, Percentage Ownership and Percentage Voting Interests in the Company that are identified in Exhibit A, immediately following the making of the capital contributions set forth therein.

2.4 Management by Voting Members. The Voting Members shall manage the Company and shall have the right to vote, in their capacity as Managers, upon all matters upon which Managers have the right to vote under the Act or under this Agreement, in proportion to their respective Percentage Voting Interests in the Company. Voting Members need not identify whether they are acting in their capacity as Members or Managers when they act.

The Nonvoting Members shall have no right to vote or otherwise participate in the management of the Company. No Nonvoting Member shall, without the prior written consent of all of the Voting Members, take any action on behalf of, or in the name of, the Company, or enter into any contract, agreement, commitment or obligation binding upon the Company, or perform any act in any way relating to the Company or the Company‘s assets.

Our operating agreement designates Indie Crowd Funder, LLC, as our non-member manager. Our Manager will generally not be entitled to vote on matters submitted to our shareholders, although its approval will be required with respect to certain amendments to the operating agreement that would adversely affect its rights. Our Manager will not have any distribution, redemption, conversion or liquidation rights by virtue of its status as the Manager. However, executives, officers, directors and investment committee members of our Manager that are or that may become shareholders of our company; and as shareholders they are entitled to any and all distribution, conversion or liquidation rights by virtue of being shareholders as per our operating agreement.

Our operating agreement further provides that the Manager, in exercising its rights in its capacity as the Manager, will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us or any of our shareholders and will not be subject to any different standards imposed by our operating agreement, under any other law, rule or regulation or in equity.

2.5 Voting. Except as otherwise provided or permitted by this Agreement, Voting Members shall in all cases, in their capacity as Members or Managers of the Company, act collectively, and, unless otherwise specified or permitted by this Agreement, unanimously. Except as otherwise provided or permitted by this Agreement, no Voting Member acting individually, in his capacity as a Member or Manager of the Company, shall have any power or authority to sign for, bind or act on behalf of the Company in any way, to pledge the Company‘s credit, or to render the Company liable for any purpose.

Unless the context requires otherwise, in this Agreement, the terms “Member” or “Members,” without the qualifiers “Voting” or “Nonvoting,” refer to the Voting Members collectively; and the terms “Manager” or “Managers” refers to the Voting Members.

2.6 Liability of Members. All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.

2.7 New Members. The Voting Members may issue additional Voting Capital or Nonvoting Capital and thereby admit a new Member or Members, as the case may be, to the Company, only if such new Member (i) is approved unanimously by the Voting Members; (ii) delivers to the Company his required capital contribution; (iii) agrees in writing to be bound by the terms of this Agreement by becoming a party hereto; and (iv) delivers such additional documentation as the Voting Members shall reasonably require to so admit such new Member to the Company.

Upon the admission of a new Member or Members, as the case may be, to the Company, the capital accounts of Members, and the calculations that are based on the capital accounts, shall be adjusted appropriately.

ARTICLE III

CAPITAL ACCOUNTS

3.1 Initial Capital Contributions. Each original Member to this Agreement shall make an initial Capital Contribution to the Company in accordance with Exhibit A, at the time of each Member‘s execution of this Agreement.

3.2 Capital Accounts. A separate capital account shall be maintained for each Member’s ownership interest in Class A Voting Capital (the "Voting Capital Account") and Class B Nonvoting Capital (the "Nonvoting Capital Account").

The capital account of each Member shall be increased by (i) the amount of any cash and the fair market value of any property contributed to the Company by such Member (net of any liability secured by such contributed property that the Company is considered to assume or take subject to), (ii) the amount of income or profits allocated to such Member.

The capital account or accounts of each Member shall be reduced by (i) the amount of any cash and the fair market value of any property distributed to the Member by the Company (net of liabilities secured by such distributed property that the Member is considered to assume or take subject to on account of his ownership interest), (ii) the amount of expenses or loss allocated to the Member. If any property other than cash is distributed to a Member, the Capital Accounts of the Members shall be adjusted as if the property had instead been sold by the Company for a price equal to its fair market value and the proceeds distributed.

Guaranteed Payments (“Guaranteed Payments”) for salary, wages, fees, payments on loans, rents, etc., may be made to the Members. Guaranteed Payments shall not be deemed to be distributions to the Members on account of their Ownership Interests, and shall not be charged to the Members’ capital accounts.

No Member shall be obligated to restore any negative balance in his Capital Account. No Member shall be compensated for any positive balance in his Capital Account except as otherwise expressly provided herein. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with the provisions of Regulations Section 1.704-1(b)(2) and shall be interpreted and applied in a manner consistent with such Regulations. The Members agree that the initial Capital Accounts of the Members on the date hereof are as set forth in Exhibit A.

3.3 Additional Contributions. If, at any time or times hereafter, the Voting Members shall determine that additional capital is required by the Company, the Voting Members shall determine the amount of such additional capital and the anticipated time such additional capital will be required; whether such additional capital shall be provided by the Members by way of additional Capital Contributions or by way of loans from Members; whether additional Capital Contributions, if any, shall be of in the form of Class A Voting Capital or Class B Nonvoting Capital. No Member shall be obligated, at any time, to guarantee or otherwise assume or become liable for any obligations of the Company or to make any additional Capital Contributions advances or loans to the Company, unless such obligations are specifically accepted and agreed to by such Member.

In the event that additional Class A Voting Capital is to be issued, the Voting Members who exist immediately prior to such issuance shall be provided written notice of this intent, and shall be offered in such notice the opportunity to make additional capital contributions in Class A Voting Capital in proportion to their respective Percentage Voting Interests; provided that this right, if not exercised within ninety (90) days after such notice is received, shall expire automatically, unless this period is extended by the Voting Members. Any loans or additional capital contributions shall be voluntary.

The capital accounts of the Members, and the calculations that are based on the capital accounts, shall be adjusted appropriately to reflect any transfer of an interest in the Company, distributions, or additional capital contributions.

ARTICLE IV

MANNER OF ACTING

4.1 Officers and Agents of the Company. The Voting Members may authorize any Member or Members of the Company, or other individuals or entities, whether or not a Member, to take action on behalf of the Company, as the Voting Members deem appropriate. Any Member may lend money to and receive loans from the Company, act as an employee, independent contractor, lessee, lessor, or surety of the company, and transact any business with the Company that could be carried out by someone who is not a Member; and the Company may receive from or pay to any Member remuneration, in the form of wages, salary, fees, rent, interest, or any form that the Voting Members deem appropriate.

The Voting Members may appoint officers of the Company who, to the extent provided by the Voting Members, may have and may exercise all the powers and authority of the Members or Managers in the conduct of the business and affairs of the Company. The officers of the Company may consist of a President, a Treasurer, a Secretary, or other officers or agents as may be elected or appointed by the Voting Members. The Voting Members may provide rules for the appointment, removal, supervision and compensation of such officers, the scope of their authority, and any other matters relevant to the positions. The officers shall act in the name of the Company and shall supervise its operation, within the scope of their authority, under the direction and management of the Voting Members.

Any action taken by a duly authorized officer, pursuant to authority granted by the Voting Members in accordance with this Agreement, shall constitute the act of and serve to bind the Company, and each Member hereby agrees neither to dispute such action nor the obligation of the Company created thereby.

4.2 Meetings of Voting Members. No regular, annual, special or other meetings of Voting Members are required to be held. Any action that may be taken at a meeting of Voting Members may be taken without a meeting by written consent in accordance with the Act. Meetings of the Voting Members, for any purpose or purposes, may be called at any time by a majority of the Voting Members, or by the President of the Company, if any. The Voting Members may designate any place as the place of meeting for any meeting of the Voting Members. If no designation is made, the place of meeting shall be the principal place of business of the Company.

4.3 Notice of Meetings. In the event that a meeting of the Voting Members is called, written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than five nor more than sixty business days before the date of the meeting unless otherwise provided, either personally or by mail, by or at the direction of the Members calling the meeting, to each Voting Member. Notice of a meeting need not be given to any Voting Member who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such Voting Member.

4.4 Record Date. For the purpose of determining Voting Members entitled to notice of or to vote at any meeting of Voting Members or any adjournment thereof, the date on which notice of the meeting is provided shall be the record date for such determination of the Voting Members. When a determination of Voting Members has been made as provided in this Section, such determination shall apply to any adjournment thereof.

4.5 Quorum. Members holding at least 60% of the Voting Capital in the Company represented in person, by telephonic participation, or by proxy, shall constitute a quorum at any meeting of Voting Members. In the absence of a quorum at any such meeting, a majority of the Voting Members so represented may adjourn the meeting from time to time for a period not to exceed sixty days without further notice. However, if the adjournment is for more than sixty days, or if after the adjournment a new record date is fixed for another meeting, a notice of the adjourned meeting shall be given to each Voting Member. The Voting Members present at a duly organized meeting may continue to transact business only as previously provided on the agenda until adjournment, notwithstanding the withdrawal during such meeting of that number of Voting Members whose absence would cause less than a quorum.

4.6 Voting. If a quorum is present, a unanimous vote of the Voting Members so represented shall be the act of the Members or Managers, unless the vote of a lesser proportion or number is otherwise required by the Act, by the Certificate or by this Agreement.

ARTICLE V

ALLOCATIONS AND DISTRIBUTIONS

5.1 Allocations of Profits and Losses. Profits and Losses, after deducting Guaranteed Payments, shall be allocated among the Members in proportion to their Percentage Ownership Interests. Any special allocations necessary to comply with the requirements set forth in Internal Revenue Code Section 704 and the corresponding Regulations, including, without limitation, the qualified income offset and minimum gain chargeback provisions contained therein, shall be made if the Voting Members deem these actions to be appropriate.

5.2 Distributions. Subject to applicable law and any limitations elsewhere in this Agreement, the Voting Members shall determine the amount and timing of all distributions of cash, or other assets, by the Company. Except as otherwise provided in this Agreement, all distributions shall be made to all of the Members, in proportion to their Percentage Ownership Interests. Except as otherwise provided in this Agreement, the decision as to whether to make distributions shall be within the sole discretion of the Voting Members.

All such distributions shall be made only to the Members who, according to the books and records of the Company, are the holders of record on the actual date of distribution. The Voting Members may base a determination that a distribution of cash may be made on a balance sheet, profit and loss statement, cash flow statement of the Company or other relevant information. Neither the Company nor the Members shall incur any liability for making distributions.

5.3 Form of Distribution. No Member has the right to demand and receive any distribution from the Company in any form other than money. No Member may be compelled to accept from the Company a distribution of any asset in kind in lieu of a proportionate distribution of money being made to other Members except on the dissolution and winding up of the Company.

ARTICLE VI

TRANSFER AND ASSIGNMENT OF INTERESTS

6.1 Resignation of Membership and Return of Capital. For a period of five (5) years after the Articles of Organization for the Company are filed (“the filing”), no Member may voluntarily resign his membership in the Company, and no Member shall be entitled to any return of capital from the company, except upon the written consent of all of the other Voting Members. During the six year after the filing, a Member may voluntarily resign his membership, but such Member shall be entitled to receive from the Company only the book value of his Ownership Interest, adjusted for profits and losses to the date of resignation, unless otherwise agreed by written consent of all of the other Voting Members. Subsequent to the six year after filing, a Member may voluntarily resign his membership and shall be entitled to receive from the Company the fair market value of his Ownership Interest, adjusted for profits and losses to the date of resignation. Fair market value may be determined informally by unanimous agreement of all of the Voting Members, including the resigning Member. In the absence of an informal agreement as to fair market value, the Voting Members shall hire an appraiser to determine fair market value. The cost of any appraisal shall be deducted from the fair market value to which the resigning Member is entitled. The other Voting Members may elect, by written notice that is provided to the resigning Member within thirty (30) days after the resignation date, for the Company to purchase the resigning Member’s Interest (whether the interest is being purchased at book value or fair market value) in four (4) equal annual installments, with the first installment being due sixty (60) days after the Member’s resignation.

6.2 Death of a Member. Upon the death of a Member, the Member’s estate or beneficiary or beneficiaries, as the case may be, shall be entitled to receive from the Company, in exchange for all of the deceased Member’s Ownership Interest, the fair market value of the deceased Member’s Ownership Interest, adjusted for profits and losses to the date of death. Fair market value may be determined informally by a unanimous good-faith agreement of all of the Voting Members. In the absence of an informal agreement as to fair market value, the Voting Members shall hire an appraiser to determine fair market value. The cost of any appraisal shall be deducted from the fair market value to which the deceased Member’s estate or beneficiary or beneficiaries is or are entitled. The Voting Members may elect, by written notice that is provided to the deceased Member’s estate or beneficiary or beneficiaries, within thirty (30) days after the Member’s death, to purchase the deceased Member’s Ownership Interest over a one-year (1 year) period, in four (4) equal installments, with the first installment being due sixty (60) days after the Member’s date of death. Unless otherwise agreed unanimously by the Voting Members, prior to the completion of such purchase, the Member’s estate or beneficiary or beneficiaries, shall have no right to become a Member or to participate in the management of the business and affairs of the Company as a Member or Manager, and shall only have the rights of an Assignee and be entitled only to receive the share of profits and the return of capital to which the deceased Member would otherwise have been entitled. The Company, or the other Voting Members, in its or their discretion, may purchase insurance on the lives of any of the Members, with the company or the purchasing Member named as the beneficiary, as the purchaser may decide, and use all or any of the proceeds from such insurance as a source of proceeds from which the deceased Member’s Membership Ownership Interest may be purchased by the Company.

6.3 Restrictions on Transfer. Except (i) as otherwise provided in this Article or (ii) upon the unanimous consent of all of the other Voting Members, no Member shall sell, hypothecate, pledge, assign or otherwise transfer, with or without consideration, any part or all of his Ownership Interest in the Company to any other person or entity (a “Transferee”), without first offering (the “Offer”) that portion of his or her Ownership Interest in the Company subject to the contemplated transfer (the “Offered Interest”) first to the Company, and secondly, to the other Voting Members, at the purchase price (hereinafter referred to as the “Transfer Purchase Price”) and in the manner as prescribed in the Offer.

The Offering Member shall make the Offer first to the Company by written notice (hereinafter referred to as the “Offering Notice”). Within twenty (20) days (the “Company Offer Period”) after receipt by the Company of the Offering Notice, the Company shall notify the Offering Member in writing (the “Company Notice”), whether or not the Company shall accept the Offer and shall purchase all but not less than all of the Offered Interest. If the Company accepts the Offer to purchase the Offered Interest, the Company Notice shall fix a closing date not more than twenty-five (25) days (the “Company Closing Date”) after the expiration of the Company Offer Period.

In the event the Company decides not to accept the Offer, the Offering Member or the Company, at his or her or its election, shall, by written notice (the “Remaining Member Notice”) given within that period (the “Member Offer Period”) terminating ten (10) days after the expiration of the Company Offer Period, make the Offer of the Offered Interest to the other Voting Members, each of whom shall then have a period of twenty-five (25) days (the “Member Acceptance Period”) after the expiration of the Member Offer Period within which to notify in writing the Offering Member whether or not he or she intends to purchase all but not less than all of the Offered Interest. If two (2) or more Voting Members of the Company desire to accept the Offer to purchase the Offered Interest, then, in the absence of an agreement between them, such Voting Members shall have the right to purchase the Offered Interest in proportion to their respective Percentage Voting Interests. If the other Voting Members intend to accept the Offer and to purchase the Offered Interest, the written notice required to be given by them shall fix a closing date not more than sixty (60) days after the expiration of the Member Acceptance Period (hereinafter referred to as the “Member Closing Date”).

The aggregate dollar amount of the Transfer Purchase Price shall be payable in cash on the Company Closing Date or on the Member Closing Date, as the case may be, unless the Company or the purchasing Voting Members shall elect by written notice that is delivered to the Offering Member, prior to or on the Company Closing Date or the Member Closing Date, as the case may be, to purchase such Offered Interest in four (4) equal annual installments, with the first installment being due on the Closing Date.

If the Company or the other Voting Members fail to accept the Offer or, if the Offer is accepted by the Company or the other Voting Members and the Company or the other Voting Members fail to purchase all of the Offered Interest at the Transfer Purchase Price within the time and in the manner specified, then the Offering Member shall be free, for a period (hereinafter referred to as the “Free Transfer Period”) of sixty (60) days from the occurrence of such failure, to transfer the Offered Interest to a Transferee; provided, however, that if all of the other Voting Members other than the Offering Member do not approve of the proposed transfer by unanimous written consent, the Transferee of the Offered Interest shall have no right to become a Member or to participate in the management of the business and affairs of the Company as a Member or Manager, and shall only have the rights of an Assignee and be entitled to receive the share of profits and the return of capital to which the Offering Member would otherwise have been entitled. A Transferee shall be admitted as a Member of the Company, and as a result of which he or she shall become a substituted Member, with the rights that are consistent with the Membership Interest that was transferred, only if such new Member (i) is approved unanimously by the Voting Members; (ii) delivers to the Company his required capital contribution; (iii) agrees in writing to be bound by the terms of this Agreement by becoming a party hereto.

If the Offering Member shall not transfer the Offered Interest within the Free Transfer Period, his or her right to transfer the Offered Interest free of the foregoing restrictions shall thereupon cease and terminate.

6.4 Involuntary Transfer of a Membership Interest. A creditor’s charging order or lien on a Member’s Membership Interest, bankruptcy of a Member, or other involuntary transfer of Member’s Membership Interest, shall constitute a material breach of this Agreement by such Member. The creditor, transferee or other claimant, shall only have the rights of an Assignee, and shall have no right to become a Member, or to participate in the management of the business and affairs of the Company as a Member or Manager under any circumstances, and shall be entitled only to receive the share of profits and losses, and the return of capital, to which the Member would otherwise have been entitled. The Voting Members, including a Voting Member whose interest is the subject of the charging order, lien, bankruptcy, or involuntary transfer, may unanimously elect, by written notice that is provided to the creditor, transferee or other claimant, at any time, to purchase all or any part of Membership Interest that was the subject of the creditor’s charging order, lien, bankruptcy, or other involuntary transfer, at a price that is equal to one-half (1/2) of the book value of such interest, adjusted for profits and losses to the date of purchase. The Members agree that such valuation is a good-faith attempt at fixing the value of the interest, after taking into account that the interest does not include all of the rights of a Member or Manager, and after deducting damages that are due to the material breach of this Agreement.

ARTICLE VII

ACCOUNTING, RECORDS AND REPORTING

7.1 Books and Records. The Company shall maintain complete and accurate accounts in proper books of all transactions of or on behalf of the Company and shall enter or cause to be entered therein a full and accurate account of all transactions on behalf of the Company. The Company‘s books and accounting records shall be kept in accordance with such accounting principles (which shall be consistently applied throughout each accounting period) as the Voting Members may determine to be convenient and advisable. The Company shall maintain at its principal office all of the following:

A current list of the full name and last known business or residence address of each Member in the Company set forth in alphabetical order, together with, for each Member, the Class A Voting Capital account and Class B Nonvoting Capital account, including entries to these accounts for contributions and distributions; the Ownership Interest, Percentage Ownership and Voting Interests; a copy of the Certificate and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which the Certificate or any amendments thereto have been executed; copies of the Company‘s federal, state and local income tax or information returns and reports, if any, for the six most recent taxable years; a copy of this Agreement and any and all amendments hereto together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments thereto have been executed; copies of the financial statements of the Company, if any, for the six most recent Fiscal Years; the Company‘s books and records as they relate to the internal affairs of the Company for at least the current and past four Fiscal Years; true and full information regarding the status of the business and financial condition of the Company; and true and full information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Member and which each Member has agreed to contribute in the future, and the date on which each became a Member.

7.2 Inspection of Books and Records. Each Member has the right, on reasonable request for purposes reasonably related to the interest of the person as a Member or a Manager, to: (a) inspect and copy during normal business hours any of the Company‘s records described in Section 7.1; and (b) obtain from the Company promptly after their becoming available a copy of the Company‘s federal, state and local income tax or information returns for each Fiscal Year.

7.3 Accountings. As soon as is reasonably practicable after the close of each Fiscal Year, the Voting Members shall make or cause to be made a full and accurate accounting of the affairs of the Company as of the close of that Fiscal Year and shall prepare or cause to be prepared a balance sheet as of the end of such Fiscal Year, a profit and loss statement for that Fiscal Year and a statement of Members‘ equity showing the respective Capital Accounts of the Members as of the close of such Fiscal Year and the distributions, if any, to Members during such Fiscal Year, and any other statements and information necessary for a complete and fair presentation of the financial condition of the Company, all of which the Manager shall furnish to each Member. In addition, the Company shall furnish to each Member information regarding the Company necessary for such Member to complete such Member‘s federal and state income tax returns. The Company shall also furnish a copy of the Company‘s tax returns to any Member requesting the same. On such accounting being made, profits and losses during such Fiscal Year shall be ascertained and credited or debited, as the case may be, in the books of account of the Company to the respective Members as herein provided.

7.4 Filings. The Voting Members, at Company expense, shall cause the income tax returns for the Company to be prepared and timely filed with the appropriate authorities. The Voting Members, at Company expense, shall also cause to be prepared and timely filed with appropriate federal and state regulatory and administrative bodies amendments to, or restatements of, the Certificate and all reports required to be filed by the Company with those entities under the Act or other then current applicable laws, rules, and regulations. If the Company is required by the Act to execute or file any document and fails, after demand, to do so within a reasonable period of time or refuses to do so, any Member may prepare, execute and file that document with the Wyoming Secretary of State.

7.5 Bank Accounts. The Company shall maintain its funds in one or more separate bank accounts in the name of the Company, and shall not permit the funds of the Company to be co-mingled in any fashion with the funds of any other Person.

7.6 Tax Matters Partner. The Voting Members may, in their exclusive discretion, appoint, remove and replace a Tax Matters Partner at any time or times. The Voting Members shall from time to time cause the Company to make such tax elections as they deem to be in the interests of the Company and the Members generally. The Tax Matters Partner, as defined in Internal Revenue Code Section 6231, shall represent the Company (at the Company‘s expense) in connection with all examinations of the Company‘s affairs by tax authorities, including resulting judicial and administrative proceedings, and shall expend the Company funds for professional services and costs associated therewith.

ARTICLE VIII

DISSOLUTION AND WINDING UP

8.1 Dissolution. The Company shall be dissolved, its assets shall be disposed of, and its affairs wound up on the first to occur of: the entry of a decree of judicial dissolution pursuant to the Act; or the unanimous approval of the Voting Members.

8.2 Winding Up. On the occurrence of an event specified in Section 8.1, the Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors. The Voting Members shall be responsible for overseeing the winding up and liquidation of Company, shall take full account of the assets and liabilities of Company, shall cause such assets to be sold or distributed, and shall cause the proceeds therefrom, to the extent sufficient therefore, to be applied and distributed as provided in Section 9.4. The Voting Members shall give written notice of the commencement of winding up by mail to all known creditors and claimants whose addresses appear on the records of the Company. The Members shall be entitled to reasonable compensation for such services.

8.3 Distributions in Kind. Any noncash assets distributed to the Members shall first be valued at their fair market value to determine the profit or loss that would have resulted if such assets were sold for such value. Such profit or loss shall then be allocated pursuant to this Agreement, and the Members‘ Capital Accounts shall be adjusted to reflect such allocations. The amount distributed and charged against the Capital Account of each Member receiving an interest in a distributed asset shall be the fair market value of such interest (net of any liability secured by such asset that such Member assumes or takes subject to). The fair market value of such asset shall be determined by the Voting Members, or if any Voting Member objects, by an independent appraiser (and any such appraiser must be recognized as an expert in valuing the type of asset involved) selected by a Majority of the Voting Members.

8.4 Order of Payment of Liabilities on Dissolution. After a determination that all known debts and liabilities of the Company in the process of winding up, including, without limitation, debts and liabilities to Members who are creditors of the Company, have been paid or adequately provided for, the remaining assets shall be distributed to the Members in proportion to their positive Capital Account balances, after taking into account profit and loss allocations for the Company‘s taxable year during which liquidation occurs.

8.5 Adequacy of Payment. The payment of a debt or liability, whether the whereabouts of the creditor is known or unknown, shall have been adequately provided for if payment thereof shall have been assumed or guaranteed in good faith by one or more financially responsible Persons or by the United States government or any agency thereof, and the provision, including the financial responsibility of the Person, was determined in good faith and with reasonable care by the Members to be adequate at the time of any distribution of the assets pursuant to this Section. This Section shall not prescribe the exclusive means of making adequate provision for debts and liabilities.

8.6 Compliance with Regulations. All payments to the Members on the winding up and dissolution of Company shall be strictly in accordance with the positive capital account balance limitation and other requirements of Regulations Section 1.704-1(b)(2)(ii)(d), as the voting Members deem appropriate

8.7 Limitations on Payments Made in Dissolution. Except as otherwise specifically provided in this Agreement, each Member shall only be entitled to look solely to the assets of the Company for the return of such Member‘s positive Capital Account balance and shall have no recourse for such Member‘s Capital Contribution or share of profits (on dissolution or otherwise) against any other Member.

8.8 Certificate of Cancellation. The Voting Members conducting the winding up of the affairs of the Company shall cause to be filed in the office of, and on a form prescribed by the Wyoming Secretary of State, a certificate of cancellation of the Certificate on the completion of the winding up of the affairs of the Company.

ARTICLE IX

EXCULPATION AND INDEMNIFICATION

9.1 Exculpation of Members. No Member shall be liable to the Company or to the other Members for damages or otherwise with respect to any actions taken or not taken in good faith and reasonably believed by such Member to be in or not opposed to the best interests of the Company, except to the extent any related loss results from fraud, gross negligence or willful or wanton misconduct on the part of such Member or the material breach of any obligation under this Agreement or of the fiduciary duties owed to the Company or the other Members by such Member.

9.2 Indemnification by Company. The Company shall indemnify, hold harmless and defend the Members, in their capacity as Members, Managers, or Officers, from and against any loss, expense, damage or injury suffered or sustained by them by reason of any acts or omissions arising out of their activities on behalf of the Company or in furtherance of the interests of the Company, including but not limited to any judgment, award, settlement, reasonable attorneys‘ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim, if the acts or omissions were not performed or omitted fraudulently or as a result of gross negligence or willful misconduct by the indemnified party. Reasonable expenses incurred by the indemnified party in connection with any such proceeding relating to the foregoing matters may be paid or reimbursed by the Company in advance of the final disposition of such proceeding upon receipt by the Company of (i) written affirmation by the Person requesting indemnification of its good-faith belief that it has met the standard of conduct necessary for indemnification by the Company and (ii) a written undertaking by or on behalf of such Person to repay such amount if it shall ultimately be determined by a court of competent jurisdiction that such Person has not met such standard of conduct, which undertaking shall be an unlimited general obligation of the indemnified party but need not be secured.

9.3 Insurance. The Company shall have the power to purchase and maintain insurance on behalf of any Person who is or was a Member or an agent of the Company against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person‘s status as a Member or an agent of the Company, whether or not the Company would have the power to indemnify such Person against such liability under Section 10.1 or under applicable law.

ARTICLE X

MISCELLANEOUS

10.1 Authority. This Agreement constitutes a legal, valid and binding agreement of the Member, enforceable against the Member in accordance with its terms. The Member is empowered and duly authorized to enter into this Agreement (including the power of attorney herein) under every applicable governing document, partnership agreement, trust instrument, pension plan, charter, certificate of incorporation, bylaw provision or the like. The Person, if any, signing this Agreement on behalf of the Member is empowered and duly authorized to do so by the governing document or trust instrument, pension plan, charter, certificate of incorporation, bylaw provision, board of directors or stockholder resolution or the like.

10.2 Indemnification by the Members. Each Member hereby agrees to indemnify and defend the Company, the other Members and each of their respective employees, agents, partners, members, shareholders, officers and directors and hold them harmless from and against any and all claims, liabilities, damages, costs and expenses (including, without limitation, court costs and attorneys‘ fees and expenses) suffered or incurred on account of or arising out of any breach of this Agreement by that Member.

ARTICLE XI

DISPUTE RESOLUTION

11.1 Disputes Among Members. The Members agree that in the event of any dispute or disagreement solely between or among any of them arising out of, relating to or in connection with this Agreement or the Company or its organization, formation, business or management ("Member Dispute"), the Members shall use their best efforts to resolve any dispute arising out of or in connection with this Agreement by good-faith negotiation and mutual agreement. The Members shall meet at a mutually convenient time and place to attempt to resolve any such dispute.

However, in the event that the Members are unable to resolve any Member Dispute, such parties shall first attempt to settle such dispute through a non-binding mediation proceeding. In the event any party to such mediation proceeding is not satisfied with the results thereof, then any unresolved disputes shall be finally settled in accordance with an arbitration proceeding. In no event shall the results of any mediation proceeding be admissible in any arbitration or judicial proceeding.

11.2 Mediation. Mediation proceedings shall be conducted in accordance with the Commercial Mediation Rules of the American Arbitration Association (the "AAA") in effect on the date the notice of mediation was served, other than as specifically modified herein, and shall be non-binding on the parties thereto.

Any Member may commence a mediation proceeding by serving written notice thereof to the other Members, by mail or otherwise, designating the issue(s) to be mediated and the specific provisions of this Agreement under which such issue(s) and dispute arose. The initiating party shall simultaneously file two copies of the notice with the AAA, along with a copy of this Agreement. A Member may withdraw from the Member Dispute by signing an agreement to be bound by the results of the mediation, to the extent the mediation results are accepted by the other Members as provided herein. A Member who withdraws shall have no further right to participate in the Member Dispute.

The Members shall select one neutral third party AAA mediator (the "Mediator") with expertise in the area that is in dispute. If a Mediator has not been selected within five (5) business days thereafter, then a Mediator shall be selected by the AAA in accordance with the Commercial Mediation Rules of the AAA.

The Mediator shall schedule sessions, as necessary, for the presentation by all Members of their respective positions, which, at the option of the Mediator, may be heard by the Mediator jointly or in private, without any other members present. The mediation proceeding shall be held in the city that is the company’s principal place of business or such other place as agreed by the Mediator and all of the Members. The Members may submit to the Mediator, no later than ten (10) business days prior to the first scheduled session, a brief memorandum in support of their position.

The Mediator shall make written recommendations for settlement in respect of the dispute, including apportionment of the mediator’s fee, within ten (10) business days of the last scheduled session. If any Member involved is not satisfied with the recommendation for settlement, he may commence an arbitration proceeding.

11.3 Arbitration. Arbitration proceedings shall be conducted under the Rules of Commercial Arbitration of the AAA (the "Rules"). A Member may withdraw from the Member Dispute by signing an agreement to be bound by the results of the arbitration. A Member who withdraws shall have no further right to participate in the Member Dispute.

The arbitration panel shall consist of one arbitrator. The Members shall select one neutral third party AAA arbitrator (the "Arbitrator") with expertise in the area that is in dispute. If an Arbitrator has not been selected within five (5) business days thereafter, then an Arbitrator shall be selected by the AAA in accordance with the Commercial Arbitration Rules of the AAA. The arbitration proceeding shall be held in the city that is the company’s principal place of business or such other place as agreed by the Arbitrator and all of the Members. Any arbitrator who is selected shall disclose promptly to the AAA and to both parties any financial or personal interest the arbitrator may have in the result of the arbitration and/or any other prior or current relationship, or expected or discussed future relationship, with the Members or their representatives. The arbitrator shall promptly conduct proceedings to resolve the dispute in question pursuant to the then existing Rules. To the extent any provisions of the Rules conflict with any provision of this Section, the provisions of this Section shall control.

In any final award and/or order, the arbitrator shall apportion all the costs (other than attorney‘s fees which shall be borne by the party incurring such fees) incurred in conducting the arbitration in accordance with what the arbitrator deems just and equitable under the circumstances.

Discovery shall not be permitted in such arbitration except as allowed by the rules of arbitration, or as otherwise agreed to by all the parties of the Member Dispute. Notwithstanding, the Members agree to make available to one another and to the arbitrator, for inspection and photocopying, all documents, books and records, if determined by the arbitration panel to be relevant to the dispute, and by making available to one another and to the arbitration panel personnel directly or indirectly under their control, for testimony during hearings if determined by the arbitration panel to be relevant to the dispute. The Members agree, unless undue hardship exists, to conduct arbitration hearings to the greatest extent possible on consecutive business days and to strictly observe time periods established by the Rules or by the arbitrator for the submission of evidence and of briefs. Unless otherwise agreed to by the Members, a stenographic record of the arbitration proceedings shall be made and a transcript thereof shall be ordered for each Member, with each party paying an equal portion of the total cost of such recording and transcription.

The arbitrator shall have all powers of law and equity, which it can lawfully assume, necessary to resolve the issues in dispute including, without limiting the generality of the foregoing, making awards of compensatory damages, issuing both prohibitory and mandatory orders in the nature of injunctions and compelling the production of documents and witnesses for presentation at the arbitration hearings on the merits of the case. The arbitration panel shall neither have nor exercise any power to act as amicable compositeur or ex aequo et bono; or to award special, indirect, consequential or punitive damages. The decision of the arbitration panel shall be in written form and state the reasons upon which it is based. The statutory, case law and common law of the State of Wyoming shall govern in interpreting their respective rights, obligations and liabilities arising out of or related to the transactions provided for or contemplated by this Agreement, including without limitation, the validity, construction and performance of all or any portion of this Agreement, and the applicable remedy for any liability established thereunder, and the amount or method of computation of damages which may be awarded, but such governing law shall not include the law pertaining to conflicts or choice of laws of Wyoming; provided however, that should the parties refer a dispute arising out of or in connection with an ancillary agreement or an agreement between some or all of the Members which specifically references this Article, then the statutory, case law and common law of the State whose law governs such agreement (except the law pertaining to conflicts or choice of law) shall govern in interpreting the respective rights, obligations and liabilities of the parties arising out of or related to the transactions provided for or contemplated by such agreement, including, without limitation, the validity, construction and performance of all or any portion of such agreement, and the applicable remedy for any liability established thereunder, and the amount or method of computation of damages which may be awarded.

Any action or proceeding subsequent to any Award rendered by the arbitrator in the Member Dispute, including, but not limited to, any action to confirm, vacate, modify, challenge or enforce the arbitrator‘s decision or award shall be filed in a court of competent jurisdiction in the same county where the arbitration of the Member Dispute was conducted, and Delaware law shall apply in any such subsequent action or proceeding.

ARTICLE XII

MISCELLANEOUS

12.1 Notices. Except as otherwise expressly provided herein, any notice, consent, authorization or other communication to be given hereunder shall be in writing and shall be deemed duly given and received when delivered personally, when transmitted by facsimile if receipt is acknowledged by the addressee, one business day after being deposited for next-day delivery with a nationally recognized overnight delivery service, or three business days after being mailed by first class mail, charges and postage prepaid, properly addressed to the party to receive such notice at the address set forth in the Company’s records.

12.2 Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance, shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those to which it is held to be invalid or unenforceable, shall not be affected thereby.

12.3 Binding Effect. Subject to Article VII, this Agreement shall bind and inure to the benefit of the parties and their respective Successors.

12.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.5 Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all prior or contemporaneous written or oral negotiations, correspondence, understandings and agreements between or among the parties, regarding the subject matter hereof.

12.6 Further Assurances. Each Member shall provide such further information with respect to the Member as the Company may reasonably request, and shall execute such other and further certificates, instruments and other documents, as may be necessary and proper to implement, complete and perfect the transactions contemplated by this Agreement.

12.7 Headings; Gender; Number; References. The headings of the Sections hereof are solely for convenience of reference and are not part of this Agreement. As used herein, each gender includes each other gender, the singular includes the plural and vice versa, as the context may require. All references to Sections and subsections are intended to refer to Sections and subsections of this Agreement, except as otherwise indicated.

12.8 Parties in Interest. Except as expressly provided in the Act, nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any Persons other than the Members and their respective Successors nor shall anything in this Agreement relieve or discharge the obligation or liability of any third Person to any party to this Agreement, nor shall any provision give any third Person any right of subrogation or action over or against any party to this Agreement.

12.9 Amendments. All amendments to this Agreement shall be in writing and signed by all of the Members to the agreement at the time of the amendment.

12.10 Attorneys‘ Fees. In any dispute between or among the Company and one or more of the Members, including, but not limited to, any Member Dispute, the prevailing party or parties in such dispute shall be entitled to recover from the non-prevailing party or parties all reasonable fees, costs and expenses including, without limitation, attorneys‘ fees, costs and expenses, all of which shall be deemed to have accrued on the commencement of such action, proceeding or arbitration. Attorneys‘ fees shall include, without limitation, fees incurred in any post-award or post-judgment motions or proceedings, contempt proceedings, garnishment, levy, and debtor and third party examinations, discovery, and bankruptcy litigation, and prevailing party shall mean the party that is determined in the arbitration, action or proceeding to have prevailed or who prevails by dismissal, default or otherwise.

12.11 Remedies Cumulative. Subject to Article XI, remedies under this Agreement are cumulative and shall not exclude any other remedies to which any Member may be lawfully entitled.

12.12 Jurisdiction and Venue/Equitable Remedies. The Company and each Member hereby expressly agrees that if, under any circumstances, any dispute or controversy arising out of or relating to or in any way connected with this Agreement shall, notwithstanding Article XI, be the subject of any court action at law or in equity, such action shall be filed exclusively in the courts of the State of Wyoming or of the United States of America located in the county of Carson City. Each Member agrees not to commence any action, suit or other proceeding arising from, relating to, or in connection with this Agreement except in such a court and each Member irrevocably and unconditionally consents and submits to the personal and exclusive jurisdiction of such courts for the purposes of litigating any such action, and hereby grants jurisdiction to such courts and to any appellate courts having jurisdiction over appeals from such courts or review of such proceedings. Because the breach of the provisions of this Section would cause irreparable harm and significant injury to the Company and the other Members, which would be difficult to ascertain and which may not be compensable by damages alone, each Member agrees that the Company and the other Members will have the right to enforce the provisions of this Section by injunction, specific performance or other equitable relief in addition to any and all other remedies available to such party or parties without showing or proving any actual damage to such parties. Members will be entitled to recover all reasonable costs and expenses, including but not limited to all reasonable attorneys‘ fees, expert and consultants‘ fees, incurred in connection with the enforcement of this Section.

IN WITNESS WHEREOF, this Limited Liability Company Operating Agreement has been duly executed by or on behalf of the parties hereto as of the date first above written.

[See signature image gpsig.jpg in this filling] ________________ Gregory Parker	09/16/2016 ________________ Date

[See signature image cpsig.jpg in this filling] ________________ Christopher Parker	09/16/2016 ________________ Date

[See signature image dssig.jpg in this filling] ________________ Denise Smith	09/16/2016 ________________ Date